    As filed with the Securities and Exchange Commission on November 14, 1997
                                                  Registration No. 333-37279

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ----------------------

                               AMENDMENT NO. 1
                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ----------------------

                              Source Media, Inc..
             (Exact name of registrant as specified in its charter)

          Delaware                                       13-3700438
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification No.)


                               5400 LBJ Freeway
                                  Suite 680
                             Dallas, Texas 75240
                                (972) 701-5400


              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                               -----------------


                               Timothy P. Peters
                           Chairman of the Board and
                            Chief Executive Officer
                               Source Media, Inc.
                               5400 LBJ Freeway
                                  Suite 680
                             Dallas, Texas 75240
                                (972) 701-5400


               (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

        Approximate date of commencement of proposed sale to the public:
          From time to time after this registration statement becomes effective as determined by market conditions.

                               -----------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                SUBJECT TO COMPLETION, DATED NOVEMBER 14, 1997



PROSPECTUS




                                 33,000 SHARES
                               SOURCE MEDIA, INC.

                                  COMMON STOCK


         All the 33,000 shares (the "Shares") of Common Stock, $.001 par value per share ("Common Stock"), of Source Media, Inc., a Delaware corporation (together with its subsidiaries, "Source" or the "Company"), offered hereby are being offered for the account of a stockholder of the Company (the "Selling Shareholder"). The Company will receive none of the proceeds from sales of the Shares.

         The Common Stock is quoted on the NASDAQ National Market System (the "NASDAQ") under the symbol "SRCM". On November 13, 1997, the closing price of the Common Stock on the NASDAQ was $11.50 per share.


         The Shares may be sold from time to time by the Selling Shareholder. Such sales may be made on the NASDAQ or otherwise at prices and on terms related to the then current market price of the Common Stock or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of a block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal, and resale by such broker or dealer, for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. See "Plan of Distribution".


         The Company has agreed with the Selling Shareholder to register the Shares offered hereby. The Company has also agreed to pay all fees and expenses incident to such registration, other than any underwriting discounts, any selling commissions payable in respect of sales of the Shares or any expenses incurred by the Selling Shareholder to retain any counsel, accountant or other advisor; all of which will be paid by the Selling Shareholder. It is estimated that the fees and expenses payable by the Company in connection with the registration of the Shares will be approximately $15,000. The Company has agreed with the Selling Shareholder to keep the Registration Statement (as hereinafter defined), of which this Prospectus is a part, effective for a period of 14 days from the effective date of this Prospectus.


                               -----------------


         THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS", BEGINNING ON PAGE 4.


                               -----------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------


                 The date of this Prospectus is November   , 1997.

         No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated by reference herein must not be relied upon as having been authorized by the Company or the Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.


                             AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including the Company, that file electronically with the Commission.


         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby (including all amendments or supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission (File No. 0-21894) pursuant to the Exchange Act are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;


         (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

         (3) The Company's Current Reports on Form 8-K dated January 19, 1997 and October 30, 1997; and


         (4) All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.

         Any statement contained herein or in a document or information incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents or information that has been incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). All requests should be directed to Maryann Walsh, General Counsel, Source Media, Inc., 5400 LBJ Freeway, Suite 680, Dallas, Texas 75240, Telephone (972) 701-5400.


                                  THE COMPANY



     Source Media provides on-demand information, services and programming through the telephone and cable television, delivered over the Company's proprietary digital operating systems to mass market consumers through its two operating subsidiaries, IT Network, Inc. ("IT Network") and Interactive
Channel, Inc. ("Interactive Channel"). IT Network provides on-demand information through advertiser-sponsored telephone hotlines advertised in Yellow Pages and newspapers. Interactive Channel provides on-demand information and services and can provide Internet access to the cable television industry over existing cable infrastructure and telephone lines.

     IT Network provides voice information services through telephone directories and newspapers. The Company also provides related support services to a majority of its Yellow Pages directory and newspaper publisher partners. The Company sells advertising and provides related support services to advertising clients who pay to sponsor and deliver a promotional message before and after the delivery of the voice information services. The Company provides voice information services to eight of the nine largest Yellow Pages directory publishers in the country.

     Interactive Channel's Cable SuperSites cable network supplies programming and services which allow a subscriber to access on-demand local and national news, weather, sports and school information, view programming guides and purchase goods and can allow a subscriber to browse the Internet, send and receive e-mail and access a variety of other offerings over existing cable infrastructure and telephone lines. Cable SuperSites is broadcast by cable operators utilizing the Company's proprietary two-way operating system, SourceWare.

     The Company's operations are conducted through its subsidiaries, IT Network, Inc., Interactive Channel, Inc. and Interactive Channel Technologies Inc. ("ICT"). On January 14, 1997, Source acquired all of the outstanding shares of ICT that it did not already own in exchange for 1,390,000 shares of Common Stock, making ICT a wholly-owned subsidiary of the Company. ICT owns the patented technology utilized by Source for the Cable SuperSites and provides research and development services for Source. In October 1997, Holdings formed IT Network, Inc. and Interactive Channel, Inc. as wholly-owned operating subsidiaries.

     The Company is a Delaware corporation whose principal executive offices are located at 5400 LBJ Freeway, Suite 680, Dallas, Texas 75240.


                              RECENT DEVELOPMENTS


     On October 30, 1997, the Company, through a subsidiary, acquired certain of the electronic publishing assets of Brite Voice, Inc. ("Brite"). These assets consisted primarily of contract rights and equipment used in the Company's voice information services business. The purchase price for these assets was approximately $35.6 million in cash.



     On October 30, 1997, the Company, through a subsidiary, acquired the electronic publishing assets of Voice News Network, Inc. ("VNN"). These assets consisted primarily of contract rights and equipment used in the Company's voice information services business. The purchase price for these assets was $9.0 million in cash.



     Both of these acquisitions (the "Acquisitions") were funded with cash acquired in a private placement made in reliance upon Rule 506 of Regulation D and Rule 144A under the Securities Act of 1933 of $100,000,000 of the Company's 12% Senior Secured Notes due 2004 (the "Notes") and Units (the "Units") representing $20,000,000 of the Company's 13 1/2% Senior PIK Preferred Stock (the "Preferred Stock") and Warrants (the "Warrants") to purchase 447,000 shares of the Company's common stock at a purchase price of $.01 per share (collectively, the "Offering" and, together with the Acquisitions, the "Transactions").



     Of the remaining net proceeds, approximately (i) $22.3 million was used to retire existing debt, (ii) $22.3 million was used to fund an interest escrow account from which the first four interest payments on the Notes will be made,
(iii) $6.4 million will be used to pay fees and expenses of the offering and
(iv) $24.4 million will be used for general corporate purposes, including working capital. The Company intends to file registration statements with the Securities and Exchange Commission within 45 days of the closing of the Offering and, after those registration statements have been declared effective, will exchange the privately placed Notes and Preferred Stock for substantially identical Senior Secured Notes and Senior PIK Preferred Stock. The Company also intends to file a registration statement covering the shares of common stock underlying the Warrants within six months.

                          FORWARD-LOOKING STATEMENTS

        Certain statements in this Prospectus and the documents incorporated herein, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: ability to secure distribution for Cable SuperSites, failure of Interactive Channel to make available advanced analog or digital set-top boxes incorporating the Company's technology; general economic and business conditions; industry trends; competition; equipment costs and availability; the loss of any significant customers; changes in business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; changes in, or the failure or inability to comply with, government regulation; and other factors referenced in this Prospectus. See "Risk Factors." Forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.


                                  RISK FACTORS


         Any investment in the Common Stock involves a high degree of risk. Prospective purchasers of the Common Stock should carefully consider the risk factors set forth below, as well as the other information contained in this Prospectus.



SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     The Company is highly leveraged and substantially all its assets are subject to security interests securing the Notes. The Company had total indebtedness at October 30, 1997 of approximately $100 million (96% of total capitalization excluding the Preferred Stock).


     The degree to which the Company is leveraged, together with the covenants imposed by the Notes and the Preferred Stock, could have adverse consequences to holders of the Common Stock, including the following: (i) substantial cash flow from the Company's operations will be required for the payment of principal and interest on its indebtedness and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future, whether for acquisitions, capital expenditures, further development of Cable SuperSites, refinancings or otherwise, may be impaired; (iii) the Company may be more leveraged than certain of its competitors, which may place it at a competitive disadvantage; (iv) the Indenture related to the Notes (the "Indenture") imposes significant financial and operating restrictions; and (v) the Company's high degree of leverage makes it more vulnerable to changes in economic conditions and may limit its ability to withstand competitive pressures and technological developments, consummate acquisitions and capitalize on significant business opportunities.


     The Company will require substantial cash flow to meet its interest payment obligations with respect to the Notes and any other borrowings. For the year ended December 31, 1996, the Company's Pro Forma earnings before income taxes, depreciation and amortization ("EBITDA") would have been $(4.9) million. For the same period, the Company's pro forma interest expense, as adjusted to give effect to the Transactions, would have been $12.0 million. The Company's cash flow is dependent on the Company's future performance and is subject to financial, economic and other factors, some of which are beyond its control. If the Company is unable to generate such cash flow from operations or otherwise to satisfy its interest obligations on the Notes and other indebtedness, it may be required to refinance all or a portion of such obligations or to sell assets. The Company expects that any payment of the principal of any of the Notes or any other borrowings, whether upon maturity, acceleration, redemption or other repurchase obligation, such as a change of control, may have to be refinanced in whole or in part or financed by the sale of assets or similar transactions. The Indenture contains restrictions on the Company's ability to incur additional indebtedness and to sell assets and, notwithstanding such restrictions, the Company may not be able to effect a refinancing or sell assets on acceptable terms when needed.

HISTORICAL AND PROJECTED LOSSES

     The Company has reported an operating loss and a net loss in each year since its inception, including EBITDA of $(12.1) million, an operating loss of $14.0 million and a net loss of $13.9 million in the year ended December 31, 1996. For the full year, the Company's operating losses were experienced in Interactive Channel and IT Network, although IT Network reached a break-even position in the third and fourth quarters. While the Company expects its EBITDA will improve as a result of the Acquisitions, the Company expects to continue to incur substantial operating losses through 1998 and may incur substantial operating losses thereafter. There can be no assurance that the Company will be able to operate profitably at any time.

SHARES ELIGIBLE FOR FUTURE SALE

     Source has a total of 11,514,047 shares of Common Stock outstanding. All of the shares outstanding are freely tradeable under the Securities Act without restriction or registration, to the extent held by persons other than "affiliates" of Source, as defined under the Securities Act. Source also has outstanding warrants, options and exchange rights entitling the holders thereof to acquire an aggregate of 8,561,482 shares of Common Stock. Source is required to file and maintain the effectiveness of a registration statement covering 2,773,500 shares of Common Stock issuable upon exercise of certain of such warrants. Any of such 2,773,500 shares, other than those acquired by affiliates of Source, would be freely tradeable following the effectiveness of such registration statement. In addition, various persons have "piggyback" and demand registration rights to register shares of outstanding Common Stock and Common Stock issuable upon the exercise of certain warrants and exchange rights for public sale under the Securities Act. The preparation and filing of any registration statements filed in connection with the exercise of registration rights will be at the expense of Source. Sales of substantial amounts of Common Stock in the public market pursuant to such registration rights could adversely affect the prevailing market price of the Common Stock.

NO PRIOR HISTORY OF COMBINED OPERATIONS; RISK OF CANCELLATION OF ACQUIRED CONTRACTS; ACQUISITION RISKS

     Prior to the Acquisitions, the operations of the Company, Brite and VNN were conducted as separate and distinct businesses, each with its own management team, sales force and operations. The Company intends to manage its operations and the operations of Brite and VNN as an integrated entity. While the Company believes, based on its history with prior acquisitions, that it can successfully integrate the operations of Brite and VNN, there can be no assurance that this will be the case. There also can be no assurance that the Company will be able to realize expected operating and economic efficiencies following the Acquisitions. Many of the customer contracts of Brite and VNN acquired by the Company are either non-transferrable, or terminable at will or with little or no notice. There can be no assurance that the customers under such contracts will not terminate them or that the Company will be able to renew such contracts. In addition, certain customer contracts of Brite acquired by the Company have expired. The termination or non-renewal of such contracts would adversely affect the Company's business.

LIMITATIONS ON ABILITY TO PAY DIVIDENDS

     For all dividend dates through and including November 1, 2002, the Company may, at its option, pay dividends in additional shares of Preferred Stock in lieu of paying cash dividends. However, the Company currently does not have a sufficient number of authorized shares of preferred stock to pay dividends on the Preferred Stock in additional shares of Preferred Stock on any quarterly dividend date after May 1, 1999, and the Indenture limits the amount of cash dividends that may be paid on shares of preferred stock of the Company. The Company intends to seek approval from its stockholders at its next annual meeting of an amendment to its certificate of incorporation to increase the number of shares of authorized preferred stock to an amount sufficient to allow it to pay such dividends in additional shares of Preferred Stock. If the Company does not obtain such approval and is unable to pay cash dividends, the holders of Preferred Stock would be entitled to certain rights, including the right to elect two directors and an additional 2% dividend, for so long as dividends remain unpaid.

     In addition to the limitations imposed on the payment of dividends by the Indenture, under Delaware law the Company is permitted to pay dividends on its capital stock, including the Preferred Stock, only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared.

     In determining the Company's ability to pay dividends, Delaware law permits the Board of Directors of the Company to revalue the Company's assets and liabilities from time to time to their fair market values in order to create surplus. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the Preferred Stock. In addition, the Certificate of Designation relating to the Preferred Stock limits the Company's ability to pay dividends on its other shares of capital stock.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all or a portion of the outstanding Notes or Preferred Stock at 101% of, in the case of the Notes, the principal amount thereof, plus accrued and unpaid interest to the date of repurchase, and, in the case of the Preferred Stock, the liquidation preference plus accumulated and unpaid dividends. The source of funds for any such payment at maturity or earlier repurchase will be the Company's available cash or cash generated from operating or other sources, including, without limitation, borrowings or sales of assets or equity securities of the Company. There can be no assurance that sufficient funds will be available to pay such principal, liquidation preference or to make any required repurchase. If an offer to repurchase the Notes is required to be made and the Company does not have available funds sufficient to pay for Notes tendered for repurchase, an event of default would occur under the Indenture. The occurrence of an event of default could result in acceleration of maturity of the Notes. Similarly, if the Company is required to offer to repurchase the outstanding Preferred Stock and the Company does not have available funds sufficient to repurchase shares of the Preferred Stock tendered for repurchase, a voting rights triggering event would occur under the Certificate of Designation, which would, among other things, give the holders of Preferred Stock the right to elect two members of the Board of Directors.

ACCESS TO CHANNELS ON CABLE SYSTEMS AND UNCERTAINTY OF SUBSCRIBER ACCEPTANCE


     The Company's ability to offer Cable SuperSites on any cable television system depends on obtaining an agreement from cable operators on terms satisfactory to the Company. There is intense competition among suppliers of programming for access to channels. The Company currently has three agreements in place with cable operators and is providing programming in Colorado Springs, Colorado and Denton, Texas. Two of these agreements may be terminated with little or no notice. The Company expects that any future distribution agreements may be terminated with little or no notice. The Company is in active discussions to obtain channel access for Cable SuperSites with other cable systems. There can be no assurances that such additional agreements will be entered into.


     Even if the Company does have channel access, there can be no assurance that a significant market for on-demand interactive television will develop or that cable subscribers will use the television as a source of on-demand information and services. In addition, the Interactive Channel will be competing with other on-demand information and entertainment sources. This competition includes services offering access to the Internet through the television. There can be no assurance that Cable SuperSites will prove more desirable than such services. If Cable SuperSites does not achieve market acceptance, Source will be unable to implement its business strategy and Source's business will be materially adversely affected.

EVOLVING NATURE OF BUSINESS

     The on-line information and services industry is experiencing rapid change. Products or technologies developed by others could render obsolete or otherwise significantly diminish the value of the Company's products or technologies, Interactive Channel or IT Network. The Company's future performance will depend substantially on its ability to respond to competitive developments, to upgrade its technologies and programming, to commercialize products and services incorporating upgraded technologies and programming and to adapt its operational and financial control systems as necessary to respond to continuing changes in its businesses. There can be no assurance that the Company will be successful in these efforts.

     In addition, Source may consider strategic acquisitions in either of its lines of business from time to time. Any assessment of potential acquisitions, including the Acquisitions, is necessarily inexact and its accuracy is inherently uncertain. There can be no assurances that management of Source would recognize the risks and uncertainties associated with such an acquisition, including the Acquisitions.

AVAILABILITY OF PROGRAMMING

     The success of Interactive Channel is highly dependent on the availability of high-quality programming applications. The Company depends on independent programming sources, such as third-party suppliers, local media, retailers and information service providers, to create, produce and update the programming disseminated on Cable SuperSites at no, or minimal, cost to the Company. There can be no assurance that Source will succeed in attracting and retaining such independent programming sources. If independent programming sources do not develop high quality, up-to-date information, shopping, entertainment and other programming applications that are capable of being delivered on Cable SuperSites and that appeal to subscribers, or if such suppliers are unwilling to provide such applications to Source on terms favorable to Source, Source would have to increase the extent to which it supplements these independent programming services with its internal programming, which would increase the cost of operating Cable SuperSites.

RELIANCE UPON PROPRIETARY TECHNOLOGY

  Source often enters into confidentiality or license agreements with certain of its employees, consultants and other outside parties, and generally seeks to control access to and distribution of its proprietary information. Despite these precautions, it may be possible for third parties to copy or otherwise obtain and use Source's products or technology without authorization, or to independently develop similar products and technology. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. There can be no assurance that the steps taken by Source will prevent misappropriation of its technology or that litigation will not be necessary in the future to enforce Source's intellectual property rights, to protect Source's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in the invalidation of Source's proprietary rights and, in any event, could result in substantial costs and diversion of management time, either of which could have a material adverse effect on Source's business.

UNAVAILABILITY OF EQUIPMENT; RELIANCE ON SOLE SUPPLIER

     The Company and NextLevel Systems, Inc. ("NextLevel") have entered into an agreement to incorporate the Company's SourceWare operating system in Next Level's advanced-analog and digital set-top boxes. Although NextLevel has agreed to manufacture set-top boxes compatible with the Company's technology, NextLevel has not agreed to manufacture such units in any certain quantities. If NextLevel fails to incorporate the Company's SourceWare operating system into its set-top boxes or fails to manufacture them in sufficient quantities, the Company would be required to seek to enter into such arrangement with a different set-top box manufacturer or continue to purchase its own set-top boxes. Because NextLevel produces over 62% of the United States' set-top boxes, an agreement with any other manufacturer would not be as beneficial to the Company. In addition, if the Company were required to purchase its own set-top boxes, the Company estimates that its capital costs related to such purchases would increase significantly, compared to the estimated cost of incorporating the Company's SourceWare operating system into NextLevel's set-top boxes. If the Company is forced to pursue either of these alternatives, its business prospects and financial condition would be materially adversely affected.

     To incorporate SourceWare technology in advanced analog set-top boxes requires the addition of the Company's chip for such set-top boxes to access Cable SuperSites. Consequently, such chip is likely to be a key factor in the success of the Interactive Channel. LSI Logic is currently the only manufacturer of these chips and is therefore the Company's sole supplier of this important component. The Company has no guaranteed supply arrangements with LSI Logic, and there can be no assurance that LSI Logic will be able to meet its requirements. Unless alternative supply sources are identified for this chip, the Company could be subject to pricing risks, delivery delays and quality control problems or even unavailability of this component, any of which would have a material adverse effect on the Company.

HOLDING COMPANY STRUCTURE

     Source is a holding company with no business operations of its own. The Company's only material assets are the direct and indirect equity interests in its subsidiaries, through which the Company conducts its business operations. Accordingly, Source will be dependent upon the earnings and cash flows of, and dividends and distributions from, its direct and indirect equity interest in its subsidiaries to pay its expenses, meet its obligations and pay interest and principal on the Notes and dividends on the Preferred Stock. There can be no assurance that these direct and indirect equity interests in Source's subsidiaries will generate sufficient earnings and cash flows to pay dividends to distribute funds to Source to enable Source to pay its expenses and meet its obligations to pay interest and principal on the Notes and dividends on the Preferred Stock.

RELIANCE ON KEY PERSONNEL

     The Company's future performance depends in large part on the services of certain executive officers and other key personnel, the loss of any one of which could be detrimental to the Company's success. In addition, for the Company to implement its strategy and continued development and growth, it will be necessary for the Company to attract and retain qualified personnel in all areas.

COMPETITION

     In an industry characterized by extensive capital requirements and rapid technological change, Source faces potential competition for the acceptance of its on-line programming and services from a number of companies, most of which have significantly greater financial, technical, manufacturing and marketing resources than Source and may be in a better position to compete in the industry. In addition, Source faces competition for advertiser revenues from other media, including radio, television, newspapers, and magazines. Source believes that for the foreseeable future, public access to on-line television will generally be through cable operators. Accordingly, Source must compete with other providers of television programming to establish relationships with cable operators to gain channel access.

     In addition, certain regional bell operating companies ("RBOCs") have provided voice information services in the past. There can be no assurance that the RBOCs will not provide such services again in the future. If one or more RBOCs were to begin providing such services, the resulting competition could have a material adverse effect on the Company's financial condition and results of operations.

GOVERNMENT REGULATION

     The telecommunications and cable television industries are subject to extensive regulation by federal, state and local governmental agencies. Existing regulations were substantially affected by the passage of the Telecommunications Act of 1996 ("1996 Telecom Act") in February 1996, which allowed cable television companies and telephone companies both to enter and participate in new lines of business. This introduced the possibility of new, non-traditional competition for both cable television and telephone companies and resulted in greater potential competition for Source. The outcome of federal and state administrative proceedings may also affect the nature and extent of competition that will be encountered by Source. In addition, future regulations may prevent Source from generating revenues from sales of database information about consumers obtained by Source from its television and telephone business. BellSouth is also allowed to terminate its agreement with the Company if it determines that regulatory changes would impact the Company's ability to perform under such agreement. These competitive developments, as well as other regulatory requirements relating to privacy issues, may have a material adverse effect on Source's business.

VOLATILITY OF MARKET PRICES FOR THE COMMON STOCK

     The market price of the Common Stock has been and may continue to be volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by Source or its competitors, changes in financial estimates by securities analysts, or other events or factors. In the event that Source's operating results are below the expectations of public market analysts and investors in one or more future quarters, it is likely that the price of the Common Stock will be materially adversely affected. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many communications, media and technology companies and that often have been unrelated to the operating performance of such companies. General market fluctuations may adversely affect the market price of the Common Stock.

POTENTIAL ADVERSE IMPACT OF ANTI-TAKEOVER PROVISIONS

     Source's certificate of incorporation and by-laws and the provisions of the Delaware General Corporation Law may have the effect of delaying, deterring or preventing a change in control or an acquisition of Source. Source's certificate of incorporation authorizes the issuance of "blank check" preferred stock, which, in the event of issuance, could be utilized by the board of directors of Source as a method of discouraging, delaying or preventing a change in control or an acquisition of Source, even though such an attempt might be economically beneficial to the holders of Common Stock. Such provisions may have an adverse impact from time to time on the price of the Common Stock.

                              SELLING SHAREHOLDER



         The following table sets forth certain information with respect to the ownership of the Common Stock, as of November 13, 1997, and as adjusted to reflect the sale of the Shares offered hereby by the Selling Shareholder. Except as otherwise indicated, the Selling Shareholder has sole voting and investment power with respect to all shares indicated as being beneficially owned by such person.


                                       Ownership of                                          Ownership of
                                   Common Stock Before          Number of Shares          Common Stock After
                                       the Offering               Being Offered            the Offering(1)
                                   -------------------          ----------------          ------------------
                                Number of                                              Number of
            Name                 Shares          Percent                                Shares         Percent
            ----                --------         -------                               --------        -------
Dykema Gossett PLLC(2)            33,000            *                  33,000              0              --

---------------------------
*     Represents less than 1% of outstanding Common Stock.

(1)   Assumes that all Shares being offered are sold.


(2) The shares being offered by Dykema Gossett PLLC as trustee for the benefit of William T. Little individually and as trustee of the William
      T. Little Revocable Trust ("Little") were received by Little from the Company as part of a legal settlement. In connection with the settlement, the Company also entered into the Settlement Agreement and Release dated September 9, 1997 (the "Little Agreement") with Little pursuant to which Little was accorded certain registration rights with respect to such shares. The Company has registered such shares for sale pursuant to this Prospectus as required by the Little Agreement.

                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Shareholder (including the Selling Shareholder's pledgees, donees or other successors in interest). All sales may be made by the Selling Shareholder on the NASDAQ or otherwise at prices and on terms related to the then current market price of the Common Stock or in negotiated transactions. The Shares may be sold by any one or more of the following methods:

         (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of a block as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal, and resale by such broker or dealer, for its account pursuant to this Prospectus;

         (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         (d) privately negotiated transactions.

         The Selling Shareholder may effect such transactions by selling the Shares to or through brokers or dealers. Such brokers or dealers will receive compensation in the form of discounts or commissions from the Selling Shareholder, and they may also receive commissions from the purchasers of the Shares for whom they may act as agents. Such discounts or commissions from the Selling Shareholder or such purchasers are not expected to exceed those customary in the types of transactions involved.

         The Company will pay all fees and expenses incident to the registration of the Shares, other than any underwriting discounts, any selling commissions payable in respect of sales of the Shares or any expenses incurred by the Selling Shareholder to retain any counsel, accountant or other advisor; all of which will be paid by the Selling Shareholder. It is estimated that the fees and expenses payable by the Company in connection with the registration of the Shares will be approximately $15,000. The Company will receive none of the proceeds from sales of the Shares.

         In the event the Shares are offered to the public by the Selling Shareholder, they may be deemed "underwriters" within the meaning of the Securities Act of 1933. Any broker-dealer selling the Shares as agent for a Selling Shareholder and any broker-dealer purchasing and reselling the Shares for its own account may also be deemed an "underwriter".

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 LEGAL MATTERS


         The legality of the Shares offered hereby will be passed upon for the Company by Thompson & Knight, P.C., Dallas, Texas.


                                    EXPERTS

         The consolidated financial statements of the Company appearing in its Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         Any audited financial statements incorporated by reference in the Registration Statement of which this Prospectus is a part will be so incorporated by reference herein in reliance upon the reports of independent auditors pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.    Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses, other than brokerage discounts and commissions, expected to be incurred in connection with the offering of the Shares registered hereby. All amounts, except the Securities and Exchange Commission registration fee, are estimated.


      Securities and Exchange Commission Registration Fee.........  $   120

      Accounting Fees and Expenses................................  $ 5,000

      Legal Fees and Expenses.....................................  $ 5,000

      Miscellaneous Expenses......................................  $ 4,880
                                                                    -------

                 Total............................................  $15,000
                                                                    =======

--------------
Item 15.   Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article Eighth of the Company's Certificate of Incorporation (Exhibit 3.1 hereto) and Section 5.1 of the Company's Bylaws (Exhibit 3.2 hereto) provide for the indemnification of directors, officers and other authorized representatives of the Company to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent, that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         The Company's Bylaws permit it to purchase insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the foregoing provision of the Bylaws.

Item 16.   Exhibits.

          (a)    Exhibits:


EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBIT
------                     ----------------------
  4.1    --   Form of Common Stock Certificate (filed as Exhibit 4.1 to
              the Company's Registration Statement on Form S-1 (No. 33-
              97564), and incorporated herein by reference).
  5.1*   --   Opinion of Thompson & Knight, P.C., with respect to the
              validity of the Source Common Shares.
  23.1+  --   Consent of Ernst & Young LLP.
  23.2*  --   Consent of Thompson & Knight, P.C. (included in Exhibit
              5.1).
  24.1*  --   Powers of Attorney (included in the signature page of this
              Amendment No. 1)


-------------

    *    Filed herewith.
    +    Previously filed.




Item 17.   Undertakings.

         (a)      Rule 415 Offering

         The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                    (i) to include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) to reflect in the Prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) to include any material information with respect to
               the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings Incorporating Subsequent Exchange Act Documents by
Reference.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Acceleration of Effectiveness.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES




         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 13th day of November, 1997.



                                        SOURCE MEDIA, INC.




                                        By:  /s/ TIMOTHY P. PETERS
                                            -----------------------------------
                                                Timothy P. Peters
                                            Chairman of the Board and
                                             Chief Executive Officer




                               POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Source Media, Inc., a Delaware corporation, which has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act") hereby constitute and appoint Timothy P. Peters, Michael G. Pate and Maryann Walsh, and each of them, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


               Signature                                      Title                                     Date
               ---------                                      -----                                     ----
By: /s/ TIMOTHY P. PETERS                            Chief Executive Officer and                    November 13, 1997
   ------------------------------------------          Chairman of the Board
              Timothy P. Peters                      (principal executive officer)



By: /s/ MICHAEL G. PATE                              Chief Financial Officer and                    November 13, 1997
   ------------------------------------------       Treasurer (principal financial
               Michael G. Pate                          and accounting officer)


               Signature                                      Title                       Date
               ---------                                      -----                       ----
By:  /s/ JOHN J. REED                                President and Director           November 13, 1997
   ------------------------------------------
                John J. Reed



By:  /s/ ROBERT H. ALTER                             Director                         November 13, 1997
   ------------------------------------------
               Robert H. Alter



By:  /s/ ROBERT J. CRESCI                            Director                         November 13, 1997
   ------------------------------------------
              Robert J. Cresci



By:  /s/ JAMES L. GREENWALD                          Director                         November 13, 1997
   ------------------------------------------
             James L. Greenwald



By:  /s/ BARRY RUBENSTEIN                            Director                         November 13, 1997
   ------------------------------------------
              Barry Rubenstein



By:  /s/ DAVID L. KUYKENDALL                         Director                         November 13, 1997
   ------------------------------------------
             David L. Kuykendall



By:  /s/ MICHAEL J. MAROCCO                          Director                         November 13, 1997
   ------------------------------------------
             Michael J. Marocco

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
------                       ----------------------
  4.1    --   Form of Common Stock Certificate (filed as Exhibit 4.1 to
              the Company's Registration Statement on Form S-1 (No. 33-
              97564), and incorporated herein by reference).
  5.1*   --   Opinion of Thompson & Knight, P.C., with respect to the
              validity of the Source Common Shares.
  23.1+  --   Consent of Ernst & Young LLP.
  23.2*  --   Consent of Thompson & Knight, P.C. (included in Exhibit
              5.1).
  24.1*  --   Powers of Attorney (included on the signature page of this
              Amendment No. 1)


-------------

    *    Filed herewith.
    +    Previously filed.